Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made and entered into, to be effective as of October 23, 2006, by and between QUEST GROUP INTERNATIONAL, INC., a Nevada corporation (hereinafter “Quest”), and CRAIG DAVIS (hereinafter “Consultant”):

Section 1

SCOPE OF SERVICES

1.1         Services. Consultant will assist the Company in all tasks related to managing the ongoing operations of Quest to the best of his ability to generate sales, manage expenses, expand market, develop new products, maintain vendor relationships, and manage outside sales group, and perform related tasks.

1.2	Conduct of Services. All work shall be performed in a workmanlike and professional manner.

1.3         Method of Performing Services. Consultant shall have the right to determine the method, details, and means of performing the work to be performed for Quest. Consultant will perform all tasks related to managing the ongoing operations of the company to the best of his ability to generate sales, manage expenses, supervise employees and consultants, expand market, develop new products, maintain vendor relationships including legal and accounting, and manage outside sales group. Quest shall, however, be entitled to exercise general supervision over the results of work performed by Consultant to assure satisfactory performance, including the right to make suggestions or recommendations as to the work, and the right to propose modifications to the work.

1.4        Scheduling. Consultant will use reasonable efforts to accommodate Quest’s work schedule requests.

1.5        Reporting. Quest and Consultant shall develop appropriate administrative procedures for coordinating with each other.

Section 2

TERMINATION

2.1         Term. The term of this Agreement shall commence on the date first set forth above and shall continue for a six month period. Notwithstanding the foregoing, (i) Quest shall have the option to terminate this Agreement at any time as long as Consultant is paid the compensation described in Section 3, and (ii) Consultant shall have the option to terminate this Agreement upon 10 day notice to Quest.

Section 3

FEES, EXPENSES, AND PAYMENT

3.1         Fees. In consideration of the services to be performed by Consultant, Consultant shall be paid $11,300 per month during the six month term of this Agreement. Consultant shall be paid for services performed on the first business day of the month following the month in which the fees were earned. In the event this Agreement is terminated by Quest prior to the expiration of the six month anniversary of this Agreement, then Consultant shall be paid an amount equal to $67,800 less any fees that Quest has previously paid Consultant under this Agreement.

3.2         Expenses. Quest will reimburse Consultant for Consultant’s reasonable out-of-pocket costs that are incurred by Consultant for the benefit of the Company and in connection with Consultants duties hereunder.

Reimbursement for expenses shall be made within ten days after Quest receives the expense reimbursement request which request must be accompanied by receipts or other customary expense documentation.

3.3         Other Benefits. Consultant shall be entitled to participate in all health and disability insurance to which employees of Quest are entitled to participate or be reimbursed for health related expenses.

Section 4

        RESPONSIBILITIES OF CONSULTANT FOR TAXES

4.1        Taxes. As an independent contractor, Consultant shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to Consultant.

Section 5

MISCELLANEOUS

5.1         No Conflict. Consultant represents and warrants that he has no obligations to any third party which will in any way limit or restrict his ability to perform consulting services to Quest hereunder. Consultant agrees that he will not disclose to Quest, nor make use in the performance of any work hereunder, any Trade Secrets or other proprietary information of any third party, unless Consultant may do so without Consultant or Quest incurring any obligation (past or future) to such third party for such work or any future application thereof.

5.2         Force Majeure. Consultant shall not be liable to Quest for any failure or delay caused by events beyond Consultant’s control, including, without limitation, Quest’s failure to furnish necessary information, sabotage, failure or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, or technical failures.

5.3         Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Utah.

5.4         Independent Contractors. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Quest and either Consultant or any employee or agent of Consultant.

5.5         Notices. All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

5.6          Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

5.7         Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete from it the portion adjudicated to be invalid or unenforceable and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

5.8           Survival of Obligations. All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and related documents.

5.9         Costs and Attorneys Fees. If any party hereto shall bring any suit or action against another for relief, declaratory or otherwise, arising out of this Agreement, the prevailing party shall have and recover against the non-prevailing party, in addition to all court costs and disbursements, such sum as the court may adjudge to be a reasonable attorney’s fee.

5.10       Release of Executive. Except as described below, Quest hereby releases, acquits and forever discharges the Consultant from any and all claims, actions, causes of action, damages, costs, expenses and liabilities whatsoever, which Quest may have against Consultant on account of, or in any way growing out of Consultant’s employment, management, ownership and/or other relationship with Quest, including, but not limited to, Consultant’s obligations under his employment agreement specifically as defined in Section 2 (Employee Developments) and Section 3 (Confidentiality) and Section 5 (Post Termination Competition) with the Company, which agreement is hereby terminated.

5.11       Release of Quest. Except as described below, Consultant hereby releases, acquits and forever discharges Quest from any and all claims, actions, causes of action, damages, costs, expenses and liabilities whatsoever, which Consultant may have against Quest on account of, or in any way growing out of Consultant’s employment, management, ownership and/or other relationship with Quest, including, but not limited to, Quest’s obligations under its employment agreement with the Consultant, which agreement is hereby terminated.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, to be effective on the date and year first above written.

QUEST GROUP INTERNATIONAL, INC.

By /s/ Matthew Evans
Its: President

CONSULTANT:

/s/ Craig Davis
Craig Davis